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                                                                     Exhibit 8.1



                 [LETTERHEAD OF WACHTELL, LIPTON, ROSEN & KATZ]




                                  June 21, 1999







Mercantile Bancorporation Inc.
One Mercantile Center
7th and Washington Streets
St. Louis, Missouri  63101

Firstar Corporation
777 East Wisconsin Avenue
Milwaukee, Wisconsin  53202

Ladies and Gentlemen:

                  We have acted as special counsel to Mercantile Bancorporation Inc., a Missouri corporation ("MERCANTILE"), in connection with the proposed merger (the "MERGER") of Mercantile with and into Firstar Corporation, a Wisconsin corporation ("FIRSTAR"), pursuant to the Agreement and Plan of Merger dated as of April 30, 1999, by and between Mercantile and Firstar (the "AGREEMENT"). At your request and in connection with the filing of the Registration Statement on Form S-4 (the "REGISTRATION STATEMENT") filed with the Securities and Exchange Commission in connection with the Merger, we are rendering our opinion concerning certain federal income tax consequences of the Merger.

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Mercantile Bancorporation Inc.
Firstar Corporation
June 21, 1999
page 2


                  For purposes of the opinion set forth below, we have relied, with the consent of Firstar and the consent of Mercantile, upon the accuracy and completeness of the statements and representations (which statements and representations we have neither investigated nor verified) contained, respectively, in the certificates of the officers of Firstar and Mercantile dated the date hereof, and have assumed that such statements and representations will be complete and accurate as of the Effective Time and that all such statements and representations made to the knowledge of any person or entity or with similar qualification are and will be true and correct as if made without such qualification. We have also relied upon the accuracy of the Registration Statement filed and the joint proxy statement-prospectus (the "JOINT PROXY STATEMENT-PROSPECTUS") contained therein, each as amended or supplemented through the date hereof. Any capitalized term used and not defined herein has the meaning given to it in the Joint Proxy Statement-Prospectus or the appendices thereto (including the Agreement).

                  We have also assumed that: (i) the transactions contemplated by the Agreement will be consummated in accordance therewith and as described in the Joint Proxy Statement-Prospectus (and no transaction or condition described therein and affecting this opinion will be waived by any party); (ii) the Merger will qualify as a statutory merger under the applicable laws of the States of Missouri and Wisconsin; and (iii) the Merger will be reported by Firstar and Mercantile on their respective federal income tax returns in a manner consistent with the opinion set forth below.

                  Based upon and subject to the foregoing, it is our opinion, under currently applicable United States federal income tax law, that (i) the Merger will constitute a reorganization within the meaning of Section 368(a) of the Internal Revenue Code, and Mercantile and Firstar will each be a party to the reorganization within the meaning of Section 368(b) of the Code; (ii) no gain or loss will be recognized by Mercantile or Firstar as a result of the Merger; and (iii) no gain or loss will be recognized by the shareholders of Mercantile who exchange all of their Mercantile Common Stock solely for Firstar Common Stock pursuant to the Merger (except with respect to cash received in lieu of a fractional share interest in Firstar Common Stock).

                  We hereby consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement, and to the references therein to us. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under
Section 7 of the Securities Act of 1933, as amended.

                  This opinion relates solely to certain United States federal income tax consequences of the Merger and no opinion is expressed as to the tax consequences under any foreign, state or local tax law or under any federal tax laws other than those pertaining to the income tax. Further, no opinion is expressed with respect to the United States federal income tax consequences to Mercantile shareholders subject to special treatment under United States federal

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Mercantile Bancorporation Inc.
Firstar Corporation
June 21, 1999
page 3

income tax law (including, for example, foreign persons, financial institutions, dealers in securities, insurance companies, tax-exempt entities, dissenting stockholders, holders who acquired their Mercantile Common Stock pursuant to the exercise of an employee stock option or right or otherwise as compensation, and holders who hold Mercantile Common Stock as part of a hedge, straddle or conversion transaction). In addition, no opinion is expressed as to the federal income tax consequences of the Merger to any shareholder of Mercantile or Firstar who is not a United States citizen or resident or domestic corporation.

                  We are furnishing this opinion to you solely in connection with the filing of the Registration Statement and this opinion is not to be relied upon, circulated, quoted or otherwise referred to for any other purpose.

                                        Very truly yours,

                                        /s/  WACHTELL, LIPTON, ROSEN & KATZ